EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Gastar Exploration Ltd.

Houston, TX

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 18, 2005 (December 21, 2005 as to Notes 5 and 6) relating to the consolidated financial statements of Gastar Exploration Ltd. (the “Company”) and subsidiaries for the year ended December 31, 2004, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

We also consent to the reference to us under the heading “Experts” contained in the Prospectus.

/s/ BDO DUNWOODY LLP

BDO Dunwoody LLP

Calgary, Alberta

March 23, 2007